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                                                     Exhibit (10)-32
                                                     Commonwealth Edison Company
                                                     Form 10-K  File No. 1-1839


                    [Commonwealth Edison/Unicom Letterhead]



                                March 24, 1997


Mr. Leo F. Mullin
548 Maple Street
Winnetka, Illinois 60093

Dear Mr. Mullin:

The purpose of this letter is to confirm our agreement with respect to your employment as Vice Chairman of Unicom Corporation and its subsidiary, Commonwealth Edison Company (collectively, the "Company").

We have agreed that the surviving spouse benefit provided in the last sentence of paragraph 9 of the November 14, 1995 letter agreement will be payable to your spouse in the event you die while in the employ of the Company, whether you die before or after completing five years of service, and will be 50% of the amount to which you would be entitled. Solely for the purpose of determining your spouse's benefit in the event you die while in the employ of the Company before completing five years of service, you will be deemed to have completed five years of service on the day prior to your date of death.

We also have agreed that the word "death" will be stricken from the first sentence of paragraph 11 of the November 14, 1995 letter agreement.

All other terms of the November 14, 1995 letter agreement remain unaffected by these changes.

If the above is consistent with the agreement reached in our discussion, please countersign in the space provided below.

Sincerely,

James J. O'Connor
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James J. O'Connor
Chairman and Chief Executive Officer

Leo F. Mullin
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Leo F. Mullin
Vice Chairman